As filed with the Securities and Exchange Commission on September 28, 2020

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESCO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	25-1723342
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

WESCO International, Inc. 1999 Long-Term Incentive Plan
(Full title of the plan)

Diane E. Lazzaris
Executive Vice President and General Counsel
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(Name and address of agent for service)
(412) 454-2200
(Telephone number, including area code, of agent for service)

Copy To:
Erica E. Bonnett
Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, NY 10019
(212) 403-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, issuable pursuant to:
WESCO International, Inc. 1999 Long-Term Incentive Plan	185,000(2)	$41.40(3)	$7,659,000(3)	$994.14
(1)    This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)    Consists of shares of common stock, par value $0.01 per share, of WESCO International, Inc. (the “Common Stock”) issuable pursuant to the WESCO International, Inc. 1999 Long-Term Incentive Plan, as restated May 31, 2017.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h). The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock as reported on the New York Stock Exchange on September 24, 2020, a date that is within five business days of the date of this Registration Statement.

EXPLANATORY NOTE
On June 22, 2020, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of January 10, 2020 (the “Merger Agreement”), by and among WESCO International, Inc. (the “Company”), Warrior Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, and Anixter International Inc. (“Anixter”), Merger Sub merged with and into Anixter (the “Merger”), and Anixter survived the Merger and continued as a wholly owned subsidiary of the Company.

In connection with the completion of the Merger, the Company assumed a portion of the remaining share reserve available under Anixter’s 2017 Stock Incentive Plan (adjusted to relate to Company common stock) for use under the Company’s 1999 Long-Term Incentive Plan, as restated on May 31, 2017 (the “Company LTIP”). The number of assumed shares, as adjusted, is equal to 185,000 shares of the Company’s common stock, par value $0.01 (the “Common Stock”) which shares may be used for awards to be granted under the Company LTIP in accordance with, and subject to the limitations of, the shareholder approval exemption for post-transaction grants in connection with a corporate acquisition or merger provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual. This Registration Statement is being filed for the purpose of registering this assumed share reserve.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:
1.    the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 24, 2020, as amended by Amendment No. 1 on Form 10-K/A, filed on March 9, 2020;
2.    the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 1, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 17, 2020;
3.    the Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2020, January 9, 2020, January 13, 2020 (as amended on Amendment No. 1 on Form 8-K/A, filed on January 30, 2020), March 18, 2020, April 9, 2020, April 30, 2020, May 26, 2020, May 28, 2020, May 29, 2020, June 1, 2020, June 12, 2020, June 22, 2020 (as amended on Amendment No. 1 on Form 8-K/A, filed on August 21, 2020), June 24, 2020, June 25, 2020, July 17, 2020 and July 24, 2020 (other than information in such Current Reports deemed to have been furnished and not filed in accordance with the rules of the Commission); and
4.    the description of the Company Common Stock contained in its registration statement on Form S-4 (File No. 333-236307) first filed with the Commission on February 7, 2020, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents (other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference).

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the unlawful payment of a dividend or an unlawful stock purchase or redemption under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article X of the Company’s Restated Certificate of Incorporation contains provisions intended to limit a director’s personal liability to the fullest extent permitted under the DGCL.
Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain circumstances, subject to certain limitations, against specified costs and expenses actually and reasonably incurred in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative. Article VI of the Company’s By-Laws provides that the Company will indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or an individual for whom such person is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, against all liability and loss suffered and expenses reasonably incurred by such person. Article VI of the Company’s By-Laws further permits the Company to maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s By-Laws.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of WESCO International, Inc. (incorporated by reference to Exhibit 3.1 to WESCO International, Inc.’s Registration Statement on Form S-4, filed with the Commission on September 28, 2001 (File No. 333-70404)).

4.2
Certificate of Amendment of Certificate of Incorporation to Restated Certificate of Incorporation of WESCO International, Inc. (incorporated by reference to Exhibit 3.1 to WESCO International, Inc.’s Current Report on Form 8-K, filed with the Commission on May 29, 2014).

4.5
WESCO International, Inc. Amended and Restated By-Laws, as amended and restated on May 29, 2014 (incorporated by reference to Exhibit 3.2 to WESCO International, Inc.’s Current Report on Form 8-K, filed with the Commission on May 29, 2014).

4.6
WESCO International, Inc. 1999, Long-Term Incentive Plan, as amended and restated effective May 31, 2017 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 17, 2017).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of the shares being registered hereunder (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.
    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement:

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.
    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 28th day of September, 2020.

WESCO INTERNATIONAL, INC.
By:	/s/ John J. Engel
John J. Engel
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
The undersigned officers and directors of WESCO International, Inc. hereby severally constitute John J. Engel and David S. Schulz and each of them singly our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below this Registration Statement on Form S-8 filed herewith and any and all amendments thereto, and generally do all such things in our name and on our behalf in our capacities as officers and directors to enable WESCO International, Inc. to comply with the provisions of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them this Registration Statement on Form S-8 and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of September, 2020.

Signature	Title

/s/ John J. Engel	Chairman, President and Chief Executive Officer (Principal Executive Officer)
John J. Engel

/s/ David S. Schulz	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
David S. Schulz

/s/ Matthew J. Espe	Director
Matthew J. Espe

/s/ Bobby J. Griffin	Director
Bobby J. Griffin

/s/ John K. Morgan	Director
John K. Morgan

/s/ Steven A. Raymund	Director
Steven A. Raymund

/s/ James L. Singleton	Director
James L. Singleton

/s/ Easwaran Sundaram	Director
Easwaran Sundaram

/s/ Laura K. Thompson	Director
Laura K. Thompson

/s/ Lynn M. Utter	Director
Lynn M. Utter